Greenville, South Carolina (September 7, 2004) - KEMET Corporation(NYSE:KEM) today announced that it has entered into an extension of its long-term tantalum supply agreement with Cabot Corporation (NYSE:CBT), extending it through the end of calendar 2009. Certain terms of the existing contract were also modified as part of the extension. As a result of the reversal of a portion of the liability previously recognized by KEMET related to this contract, KEMET currently expects to recognize a non-cash special credit in the September 2004 quarter that will result in a favorable impact on net earnings. The amount of the special credit has not yet been determined but should be available and included in the Company's September 2004 quarterly earnings release.

KEMET Chief Executive officer Dr. Jeffrey Graves said, "This extension ensures a long?term supply of tantalum material on terms which allow KEMET to be globally cost competitive and which enhance the long?term reliability of the tantalum supply chain. The contract reinforces KEMET's focus on being the undisputed global leader in tantalum capacitors, which are the most cost effective, volumetrically efficient solutions for many customer applications."

KEMET Corporation is a preferred supplier of standardized components to the world's most demanding customers of quality, delivery, and service. KEMET's common stock is listed on The New York Stock
Exchange under the symbol KEM. Additional information can be found at http://www.KEMET.com/ir.